EXHIBIT 99


For Immediate Release: February 28, 1997

              VALLEY GROWS TO 95 OFFICES AND PASSES $5 BILLION MARK
                        WITH COMPLETION OF MIDLAND MERGER


WAYNE, NJ--Valley National Bancorp (NYSE:VLY) announced today the completion of its merger with Midland Bancorporation, Inc., whose principal subsidiary is The Midland Bank and Trust Company, a $440 million, 13-branch bank based in Paramus, New Jersey. This merger increases Valley's asset size by 9 percent to $5.1 billion and its branch network to 95 offices.

"With the addition of Midland, we continue to expand our franchise in Bergen County, one of the nation's most affluent and densely populated areas," said Gerald H. Lipkin, Valley National Bancorp Chairman, President, and CFooter168424A01031397Footerhief Executive Officer. All Midland offices are in Bergen County communities currently not served by Valley.

"This merger is consistent with our strategy of acquiring strong financial institutions in our market area. We expect to generate significant cost savings from this acquisition while increasing our retail and commercial customer base in the county. During the past 7 years we have been able to dramatically grow our company while maintaining performance and efficiency ratios that place Valley among the best performing banks in the nation," Mr. Lipkin added.

In its 1996 annual listing of the top 100 banks in the nation, U.S. Banker magazine cited Valley as the second most efficient with an efficiency ratio of
43.08 percent, and as the eighth best performing. Ryan, Beck & Co. analyst Elizabeth Summers noted, "Valley is the only commercial bank in our coverage list with an efficiency ratio that has been consistently below 50% for many years. Valley's low expense ratio gives the company a competitive advantage in a crowded market."

"Our affiliation with Valley brings together two great banking institutions and creates a much stronger market presence in Bergen County," stated Robert Meyer, Midland President and Chief Executive Officer. Mr. Meyer will join Valley's senior management team as an Executive Vice President in charge of bankwide commercial lending. "We believe this transaction enables Midland customers to have access to a wider array of financial services available through various distribution systems."

In addition to Mr. Meyer's appointment, Walter H. Jones, III, Midland Chairman of the Board, and Graham O. Jones, a Director, will join Valley's Board of Directors.

As a result of the merger, Midland Bancorporation, Inc., shareholders will receive 30 shares of Valley common stock for each share of Midland common stock that they own. Midland Bancorporation, Inc. has 127,794 outstanding shares of common stock.

"With this merger, Midland customers can feel confident that they will continue to receive the kind of personalized attention they have been used to," Lipkin said. "Since our inception over 70 years ago, Valley has been committed to being responsive to the needs of the businesses and consumers in our market and to providing the highest level of customer service."